Exhibit 99.1

PSB ANNOUNCES QUARTERLY EARNINGS OF $.31 PER SHARE

Wausau, Wisconsin [OTCBB:PSBQ] – Peter W. Knitt, President and CEO of PSB Holdings, Inc. (“PSB”) and Peoples State Bank (“Peoples”) announced December 2009 quarterly earnings of $.31 per share on net income of $489,000 compared to earnings of $.47 per share on net income of $738,000 during the most recent September 2009 quarter and $.68 per share on net income of $1,059,000 during the prior year December 2008 quarter.  The decline in December 2009 net income was due to higher provision for loan losses and loss on sale of foreclosed properties.  President Knit declared, “The slow economy has impacted all banks, including PSB, as borrowers struggle to make payments and collateral prices remain depressed.  Our comprehensive review of potential credit losses including foreclosed property has set aside conservative reserves for loan losses.  However, our core earnings continue to be strong and position us well to meet the needs of customers and expectations of shareholders during 2010.”

PSB earnings for all of 2009 declined 6.1% to $3,116,000, or $2.00 per share compared to $3,301,000, or $2.13 per share, during 2008.  Both years were impacted by credit losses related to the economic downturn.  During 2009, a $1,004,000 loss on sale of a foreclosed asset following auction reduced earnings by $.39 per share.  During 2008, net income declined $.39 per share due to a write down of PSB’s investment in Federal National Mortgage Association (“FNMA”) preferred stock of $991,000.  Earnings per share before these special items would have been $2.39 in 2009 and $2.52 in 2008.

President Knitt commented, “The difficult banking environment during 2009 provided both opportunities and challenges.  Strong core earnings allowed us to remain profitable even while providing significant increases in our allowance for loan losses to 1.71% of gross loans compared to 1.28% at the beginning of the year.  In addition to higher credit losses, we incurred a $702,000 increase in FDIC insurance premiums from industry wide assessments on the banking industry to cover depositor losses.  However, as homeowners struggled to get credit, we increased our market share by growing our serviced residential mortgage portfolio by $52 million, or 28%.  PSB has always sought to help customers finance homes they can afford and at year-end less than 1% of our home loans were in the process of foreclosure.”

Knitt continued, “PSB has performed well during the economic downturn and tangible net book value per share increased 5.2% during the year to $27.11 at December 31, 2009.  We maintained strong average tangible stockholders’ equity at 6.94% of assets during 2009, the same as seen during 2008.  Our balance sheet is also well positioned to benefit from rising interest rates and we have continued commercial lending relationships to provide needed credit when businesses look again to expand.  Our recently declared semi-annual dividend continues a 45 year tradition of cash dividends to PSB shareholders and 24 consecutive years of increased dividends declared.”

Return on average assets was .33% and .75% during the quarter ended December 31, 2009 and 2008, respectively.  Return on average stockholders’ equity was 4.49% and 10.90% during the quarter ended December 31, 2009 and 2008, respectively.

Return on average assets was .54% and .61% during the year ended December 31, 2009 and 2008, respectively.  Return on average stockholders’ equity was 7.38% and 8.63% during the year ended December 31, 2009 and 2008, respectively.

Balance Sheet Growth

Total assets were $606.9 million at December 31, 2009 compared to $570.5 million at December 31, 2008, increasing $36.4 million or 6.4%.  Net loans receivable increased $13.0 million to $437.6  million at December 31, 2009 compared to $424.6 million at December 31, 2008.  Loan growth has come from commercial real estate while consumer lending remained flat as some residential borrowers refinanced into long-term fixed rate secondary market mortgages.  Other asset gains since December 31, 2008 included investments securities, up $3.3 million, foreclosed assets which increased $3.3 million, and cash equivalents which increased $13.2 million.

Total deposits at December 31, 2009 were $458.7 million compared to $427.8 million at December 31, 2008, an increase of $30.9 million, or 7.2%.  Of this total, local deposits increased $18.6 million while brokered deposits increased $12.3 million.  Other wholesale funding sources including FHLB advances and repurchase agreements were $86.6 million, a decrease of $4.1 million, or 4.5% compared to the prior year.  All wholesale funding, including brokered deposits, FHLB advances, and other borrowings was $163.8 million and $155.5 million at December 31, 2009 and December 31, 2008, respectively.  Wholesale funding to total assets was 27.0% and 27.3% at December 31, 2009 and December 31, 2008, respectively.

Asset Quality and Allowances for Loan Loss

PSB’s provision for loan losses was $1,600,000 in the December 2009 quarter compared to $800,000 in the most recent September 2009 quarter and $330,000 in the prior year December 2008 quarter.  Total provision for loan losses during the year ended December 31 was $3,700,000 and $885,000 during 2009 and 2008, respectively, an increase of $2,815,000.  The provision for loan losses increased dramatically during 2009 from an increase in net loan charge offs of $1,396,000 compared to 2008 along with an increase in nonperforming loans as well as internal assessments of currently performing loans with factors that increase the risk for future delinquency.

Net loan charge-offs were .37% during 2009 compared to .05% during 2008.  Linked quarter annualized net charge offs have increased each quarter since the quarter ended December 2008 and were .72% of loans during the December 2009 quarter.  Approximately 46% of the 2009 net charge offs were incurred in the December 2009 quarter from foreclosure of real estate development collateral in a participation loan originally purchased from a correspondent bank.  At December 31, 2009, the allowance for loan losses was $7,611,000 or 1.71% of total loans compared to $5,521,000, or 1.28% of total loans at December 31, 2008.

During the December 2009 quarter, $3.3 million of foreclosed properties originally related to a $5.8 million land development loan were sold at auction at a loss of $452,000 excluding a previously expensed $125,000 auction marketing fee.  The remaining $2.5 million foreclosed asset was further written down $427,000 to its estimated fair value of $2.1 million at December 31, 2009.  All other foreclosure holding costs and net sales losses were $126,000 during 2009 compared to $6,000 during 2008.  At December 31, 2009, PSB held $3,776,000 in remaining foreclosed assets compared to $521,000 held at December 31, 2008.

Nonperforming loans increased $1,960,000, or 17.3%, to $13.3 million at December 31, 2009 compared to the prior year.  Nonperforming loans as a percentage of gross loans increased to 2.99% at December 31, 2009 compared to 2.64% at December 31, 2008.  At December 31, 2009, the following five largest nonperforming loans represented approximately 48% of total nonaccrual loans:

Collateral Description	Principal	Loss Reserve

Nonowner occupied commercial real estate - multi use	$ 3,446,000	$ 400,000
Owner occupied commercial real estate and business assets	1,053,000	150,000
Trade accounts receivable and business assets	961,000	700,000
Owner occupied commercial real estate and business assets	730,000	100,000
Equipment and business assets	223,000	223,000

Totals	$ 6,413,000	$ 1,573,000

Including the loans in the previous table, at December 31, 2009, PSB’s internal credit grading system identified 22 separate loan relationships totaling $10.8 million against which $2.5 million in specific loan loss reserves were recorded.  At December 31, 2008, PSB’s internal credit grading system identified 15 separate loan relationships totaling $7.3 million against which $810,000 in loan loss reserves were recorded.

Although PSB believes commercial loan portfolio credit quality will stabilize as the local economy improves later in 2010, nonaccrual loans will likely continue to increase during the first half of the year.  During past economic recoveries, the Midwest section of the United States has lagged business expansion first seen on the east and west coasts.  This possible delay in economic recovery in Wisconsin impacts the timing of when locally owned small to mid market businesses which make up the PSB customer base can gain credit strength.  In addition, a continued slow local economy impacts the value of collateral and foreclosed assets, potentially increasing losses on foreclosed borrowers and properties during 2010.

Restructured and nonaccrual loans remain classified as nonperforming loans until the uncertainty surrounding the credit is eliminated.  Therefore, some borrowers continue to make loan payments while maintained on non-accrual status.  PSB applies all payments received on nonaccrual loans to principal until the loan is returned to accrual status.  Nonperforming assets are shown in the following table.

Non-Performing Assets as of	December 31,
(dollars in thousands)	2009	2008

Nonaccrual loans	$ 13,298	$ 10,590
Accruing loans past due 90 days or more	–	–
Restructured loans not on nonaccrual	–	748

Total nonperforming loans	13,298	11,338
Foreclosed assets	3,776	521

Total nonperforming assets	$ 17,074	$ 11,859

Nonperforming loans as a % of gross loans	2.99%	2.64%
Total nonperforming assets as a % of total assets	2.81%	2.08%

Capital and Liquidity

During 2009, stockholders’ equity increased $2.4 million, or 5.9%, from retained net income of $2.0 million (net of $1.1 million of dividends paid) and an increase in unrealized gain on securities available for sale of $326,000 after taxes.  Net book value per share at December 31, 2009 was $27.11, an increase of 5.2% over net book value of $25.76 at December 31, 2008.  During both 2009 and 2008, average tangible stockholders’ equity was 6.94% of average assets.

During 2009, PSB issued $7 million of 8% Senior Subordinated Notes and contributed the net proceeds to its subsidiary, Peoples State Bank.  While the Notes are reflected as debt on the Consolidated Balance Sheets, the debt is reclassified as Tier 2 equity capital (but not tangible equity) for banking regulatory purposes.  PSB was considered “well capitalized” under banking regulations at December 31, 2009 and 2008.

PSB regularly maintains access to wholesale markets to fund loan originations and manage local depositor needs.  At December 31, 2009, unused (but available) wholesale funding was approximately $210 million, or 35% of total assets, compared to $118 million, or 21% of total assets at December 31, 2008.  The increase in wholesale funding availability during 2009 was primarily due to PSB’s acceptance by the Federal Reserve to participate in their “Borrower in Custody” program in which performing commercial and commercial real estate loans are pledged against potential short-term Discount Window advances.  Since the pledged commercial related loans were unencumbered and not generally accepted as collateral for other borrowing lines, the $100 million of additional borrowing capacity provided by the Discount Window program significantly increased the amount of wholesale funds unused and available.

Net Interest Margin

Tax adjusted net interest income totaled $4,780,000 during the December 2009 quarter compared to $4,337,000 in the September 2009 quarter and $4,005,000 in the December 2008 quarter  Year to date tax adjusted net interest income was $17,808,000 during 2009 compared to $15,253,000 during 2008, an increase of 16.8%.  Approximately $1.2 million of the increase was from growth in earning assets over the prior year and approximately $1.4 million was from an increase in net interest margin from 2.98% during 2008 to 3.25% during 2009.

Net margin increased from 3.09% in the September 2009 quarter to 3.43% in the December 2009 quarter.  During the quarter, loan yields increased 19 basis points as adjustable rate loans continued to be re-written with interest rate floors, increasing spreads to the prime rate and short-term LIBOR rates.  At the same time, interest-bearing liability costs continued to trend lower by 18 basis points during the quarter as national deposit rates remain low.  Yield on investment securities continued to decline during the December 2009 quarter as reinvestment rates remain low and securities yields are expected to continue to decline during the upcoming quarter.

During the March 2010 quarter, we anticipate that higher cost short-term seasonable governmental deposits will increase funding costs while earning asset yields are expected to decline slightly from lower investment security yields.  Recent strategies to prepare the balance sheet for rising interest rates will also impact funding costs during 2010.  All factors considered, 2010 net interest margin is expected to remain near levels seen during all of 2009 but decline from that seen during the December 2009 quarter.

Noninterest and Fee Income

Total noninterest income for the quarter ended December 31, 2009 was $1,563,000 compared to $1,090,000 earned during the December 2008 quarter.  During the December 2009 quarter, PSB recorded a $521,000 gain on sale of investment securities.  Excluding this gain, December 2009 noninterest income would have been $1,042,000 compared to $1,090,000 during December 2008.

During the year ended December 31, 2009, total noninterest income was $5,576,000 compared to $3,184,000 during 2008, an increase of $2,392,000.  The most significant components of the change include the December 2009 quarter security gain as well as increased 2009 mortgage banking income and a loss on FNMA stock during 2008.

United States Treasury programs and open market mortgage related asset purchases by the Federal Reserve during 2009 dramatically lowered long-term residential mortgage rates, contributing to a wave of mortgage refinancing during 2009.  PSB mortgage banking income was $1,850,000 during 2009 compared to $1,040,000, an increase of $810,000.  By December 2009, the refinance activity had significantly diminished and mortgage banking levels have returned to normal levels.  As long-term mortgage rates increase during the economic recovery, mortgage loan origination volume is expected to decline.  During 2009, PSB mortgage loan portfolio serviced for others increased 28% reaching $237.8 million at December 31, 2009.

During September 2008, PSB recorded a $991,000 charge to recognize permanent impairment in value of its investment in FNMA preferred stock.  If income from sale of securities and mortgage banking income were excluded, total noninterest income during 2009 and 2008 would have been $3,205,000 and $3,135,000, respectively.

Operating Expenses

Noninterest expenses totaled $4,070,000 during the December 2009 quarter compared to $3,135,000 during the prior year, an increase of $935,000.  The 2009 increase was due to significantly greater loss on foreclosed assets of $955,000.  During the year ended December 31, 2009, total operating expenses were $14.8 million compared to $12.6 million 2008, an increase of $2.2 million, or 18.0%.  The primary components of the increase were losses on foreclosed assets, increased FDIC insurance premiums, and higher salaries and benefits expenses.

During 2009, loss on foreclosed assets increased $1,124,000 to $1,130,000 from a $1,004,000 loss on a large land development foreclosure and $126,000 in foreclosure costs related to all other properties.

During 2009, the FDIC increased regular quarterly insurance premiums and charged a onetime special assessment to recapitalize the FDIC insurance fund in light of ongoing and expected bank failures.  During 2009, PSB’s FDIC insurance expense was $986,000 compared to $284,000 during 2008, an increase of $702,000.  During December 2009, PSB prepaid $2.6 million to the FDIC representing estimated insurance premiums during 2010 through 2012 as required by the FDIC.  This prepayment will be amortized as FDIC insurance expense during the next three years.  Due to deposit growth and potential increases in the FDIC assessment rate, FDIC insurance expense could be greater in future years than seen during 2009.

Salaries and employee benefits expense increased $608,000, or 8.9% during 2009 primarily from base wage increases and a slightly larger employee base (together representing $380,000 of increased expense).  Incentive and profit sharing payments related to loan fees, deposit growth, mortgage banking, and return on equity performance to banking peer group increased $175,000, or 56% during 2009 compared to 2008.  An increase in health insurance expense of $54,000, or 7.2%, during 2009 compared to 2008 made up the remainder of increased salaries and benefits expense.

About PSB Holdings, Inc.

PSB Holdings, Inc. is the parent company of Peoples State Bank.  Peoples is headquartered in Wausau, Wisconsin, operating eight retail locations serving north central Wisconsin in Marathon, Oneida, and Vilas counties.  In addition to traditional retail and commercial banking products, Peoples provides retail investments and insurance annuities, retirement planning, commercial treasury management services, and long-term fixed rate residential mortgages.

Forward Looking Statements

Certain matters discussed in this news release, including those relating to the growth of PSB, its profits, and future interest rates, are forward-looking statements and are made pursuant to the safe harbor provisions of the Securities Reform Act of 1995.  Such statements involve risks and uncertainties which may cause results to differ materially from those set forth in this release.  Among other things, these risks and uncertainties include the strength of the economy, the effects of government policies, including, in particular, interest rate policies, and other risks and assumptions referred to under “Forward - Looking Statements” in Item 1 of PSB’s Form 10-K for the year ended December 31, 2008.  PSB assumes no obligation to update or supplement forward-looking statements that become untrue because of events subsequent to the release of this filing.

PSB Holdings, Inc.
Quarterly Financial Summary
(dollars in thousands, except per share data)

		Quarter ended – Unaudited
	December 31,	September 30,	June 30,	March 31,	December 31,
Earnings and dividends:	2009	2009	2009	2009	2008

Net income	$ 489	$ 738	$ 883	$ 1,006	$ 1,059
Basic earnings per share(3)	$ 0.31	$ 0.47	$ 0.57	$ 0.65	$ 0.68
Diluted earnings per share(3)	$ 0.31	$ 0.47	$ 0.57	$ 0.65	$ 0.68
Dividends declared per share(3)	$ 0.35	$ –	$ 0.35	$ –	$ 0.34
Net book value per share	$ 27.11	$ 27.60	$ 26.47	$ 26.53	$ 25.76
Semi-annual dividend payout ratio	44.47%	n/a	28.90%	n/a	41.12%
Average common shares outstanding	1,559,314	1,559,314	1,559,314	1,559,198	1,548,898

Balance sheet – average balances:

Loans receivable, net of allowances	$ 433,212	$ 432,237	$ 429,104	$ 421,029	$ 415,468
Total assets	$ 589,356	$ 588,180	$ 575,743	$ 569,372	$ 559,932
Deposits	$ 440,508	$ 441,741	$ 429,849	$ 427,490	$ 420,856
Stockholders’ equity	$ 43,233	$ 42,184	$ 42,118	$ 41,072	$ 38,668

Performance ratios:

Return on average assets(1)	0.33%	0.50%	0.62%	0.72%	0.75%
Return on average stockholders’ equity(1)	4.49%	6.94%	8.41%	9.93%	10.90%
Average tangible stockholders’ equity
to average assets(4)	7.01%	6.89%	6.97%	6.88%	6.87%
Net loan charge-offs to average loans(1)	0.72%	0.45%	0.16%	0.15%	0.10%
Nonperforming loans to gross loans	2.99%	2.21%	3.11%	2.82%	2.64%
Allowance for loan loss to gross loans	1.71%	1.54%	1.47%	1.41%	1.28%
Nonperforming assets to tangible equity
plus the allowance for loan losses(4)	35.49%	34.91%	31.80%	27.86%	26.97%
Net interest rate margin(1)(2)	3.43%	3.09%	3.23%	3.26%	3.02%
Net interest rate spread(1)(2)	3.12%	2.76%	2.90%	2.94%	2.64%
Service fee revenue as a percent of
average demand deposits(1)	2.51%	2.76%	2.64%	2.68%	3.01%
Noninterest income as a percent
of gross revenue	17.30%	14.18%	16.45%	15.80%	12.78%
Efficiency ratio(2)	64.17%	64.13%	65.62%	59.66%	61.53%
Noninterest expenses to average assets(1)	2.74%	2.40%	2.66%	2.42%	2.23%

Stock price information:

High	$ 19.00	$ 23.00	$ 23.75	$ 18.75	$ 20.75
Low	$ 15.05	$ 18.00	$ 17.00	$ 14.40	$ 14.40
Market value at quarter-end	$ 15.05	$ 19.50	$ 23.50	$ 18.75	$ 14.40

(1) Annualized

(2) The yield on tax-exempt loans and securities is computed on a tax-equivalent basis.

(3) Due to rounding, cumulative quarterly per share performance may not equal annual per share totals.

(4) Tangible stockholders’ equity excludes the impact of cumulative other comprehensive income (loss).

PSB Holdings, Inc.
Consolidated Statements of Income
	Three Months Ended		Year Ended
	December 31,		December 31,
(dollars in thousands, except per share data – unaudited)	2009	2008	2009	2008

Interest and dividend income:
Loans, including fees	$ 6,392	$ 6,257	$24,903	$25,107
Securities:
Taxable	719	814	3,117	3,325
Tax-exempt	355	345	1,375	1,366
Other interest and dividends	7	21	12	109

Total interest and dividend income	7,473	7,437	29,407	29,907

Interest expense:
Deposits	1,943	2,685	8,701	11,602
FHLB advances	497	648	2,227	2,541
Other borrowings	220	202	733	903
Senior subordinated notes	142	–	341	–
Junior subordinated debentures	114	114	454	454

Total interest expense	2,916	3,649	12,456	15,500

Net interest income	4,557	3,788	16,951	14,407
Provision for loan losses	1,600	330	3,700	885

Net interest income after provision for loan losses	2,957	3,458	13,251	13,522

Noninterest income:
Service fees	372	406	1,448	1,581
Mortgage banking	225	199	1,850	1,040
Gain on sale of loan	–	–	122	–
Investment and insurance sales commissions	104	157	464	460
Gain (loss) on sale of securities	521	–	521	(991)
Loss on disposal of premises and equipment	–	–	(98)	(14)
Increase in cash surrender value of life insurance	105	92	411	369
Other noninterest income	236	236	858	739

Total noninterest income	1,563	1,090	5,576	3,184

Noninterest expense:
Salaries and employee benefits	1,727	1,651	7,452	6,844
Occupancy and facilities	422	464	1,822	1,943
Loss on foreclosed assets	956	1	1,130	6
Data processing and other office operations	234	245	957	962
Advertising and promotion	89	85	355	336
FDIC insurance premiums	185	94	986	284
Other noninterest expenses	457	595	2,127	2,191

Total noninterest expense	4,070	3,135	14,829	12,566

Income before provision (credit) for income taxes	450	1,413	3,998	4,140
Provision (credit) for income taxes	(39)	354	882	839

Net income	$ 489	$ 1,059	$ 3,116	$ 3,301
Basic earnings per share	$ 0.31	$ 0.68	$ 2.00	$ 2.13
Diluted earnings per share	$ 0.31	$ 0.68	$ 2.00	$ 2.13

PSB Holdings, Inc.
Consolidated Balance Sheets
December 31, 2009 unaudited, December 31, 2008 derived from audited financial statements

(dollars in thousands, except per share data – unaudited)	2009	2008
Assets

Cash and due from banks	$ 15,010	$ 12,307
Interest-bearing deposits and money market funds	731	865
Federal Funds sold	10,596	–

Cash and cash equivalents	26,337	13,172

Securities available for sale (at fair value)	106,185	102,930
Loans held for sale	–	245
Loans receivable, net of allowance for loan losses	437,633	424,635
Accrued interest receivable	2,142	2,195
Foreclosed assets	3,776	521
Premises and equipment, net	10,283	10,929
Mortgage servicing rights, net	1,147	785
Federal Home Loan Bank stock (at cost)	3,250	3,250
Cash surrender value of bank-owned life insurance	10,489	9,969
Other assets	5,612	1,855

TOTAL ASSETS	$606,854	$570,486

Liabilities

Non-interest-bearing deposits	$ 60,003	$ 54,233
Interest-bearing deposits	398,728	373,568

Total deposits	458,731	427,801

Federal Home Loan Bank advances	58,159	65,000
Other borrowings	28,410	25,631
Senior subordinated notes	7,000	–
Junior subordinated debentures	7,732	7,732
Accrued expenses and other liabilities	4,552	4,423

Total liabilities	564,584	530,587

Stockholders’ equity

Preferred stock – no par value: Authorized – 30,000 shares	–	–
Common stock – no par value with a stated value of $1 per share:
Authorized – 3,000,000 shares
Issued – 1,751,431 shares; Outstanding – 1,559,314 shares	1,751
Issued – 1,751,431 shares; Outstanding – 1,548,898 shares		1,751
Additional paid-in capital	5,599	5,856
Retained earnings	38,348	36,328
Accumulated other comprehensive income	1,776	1,450
Treasury stock, at cost – 192,117 and 202,533 shares, respectively	(5,204)	(5,486)

Total stockholders’ equity	42,270	39,899

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$606,854	$570,486

PSB Holdings, Inc.
Average Balances and Interest Rates
Quarter Ended December 31,
		2009			2008
	Avg Bal	Interest	Yield/Rate	Avg Bal	Interest	Yield/Rate
Assets
Interest-earning assets:
Loans(1)(2)	$440,199	$6,432	5.80%	$420,808	$6,290	5.95%
Taxable securities	65,423	719	4.36%	64,196	820	5.08%
Tax-exempt securities(2)	37,453	538	5.70%	35,643	523	5.84%
FHLB stock	3,250	–	0.00%	3,250	–	0.00%
Other	7,176	7	0.39%	3,012	21	2.77%

Total(2)	553,501	7,696	5.52%	526,909	7,654	5.78%

Non-interest-earning assets:
Cash and due from banks	10,161			11,160
Premises and equipment, net	10,216			11,051
Cash surrender value ins.	10,429			9,917
Other assets	12,036			6,235
Allowance for loan losses	(6,987)			(5,340)

Total	$589,356			$559,932

Liabilities & stockholders’ equity
Interest-bearing liabilities:
Savings and demand deposits	$110,556	$ 322	1.16%	$ 90,394	$ 411	1.81%
Money market deposits	83,546	263	1.25%	71,118	307	1.72%
Time deposits	187,600	1,358	2.87%	205,685	1,967	3.80%
FHLB borrowings	58,134	497	3.39%	63,957	648	4.03%
Other borrowings	28,142	220	3.10%	24,028	202	3.34%
Senior subordinated notes	7,000	142	8.05%	–	–	0.00%
Junior subordinated debentures	7,732	114	5.85%	7,732	114	5.87%

Total	482,710	2,916	2.40%	462,914	3,649	3.14%

Non-interest-bearing liabilities:
Demand deposits	58,806			53,659
Other liabilities	4,607			4,691
Stockholders’ equity	43,233			38,668

Total	$589,356			$559,932

Net interest income		$4,780			$4,005
Rate spread			3.12%			2.64%
Net yield on interest-earning assets			3.43%			3.02%

(1) Nonaccrual loans are included in the daily average loan balances outstanding.

(2) The yield on tax-exempt loans and securities is computed on a tax-equivalent basis using a tax rate of 34%.

PSB Holdings, Inc.
Average Balances and Interest Rates
Year ended December 31,
		2009			2008
	Avg Bal	Interest	Yield/Rate	Avg Bal	Interest	Yield/Rate
Assets
Interest-earning assets:
Loans(1)(2)	$435,264	$25,052	5.76%	$405,428	$25,233	6.22%
Taxable securities	66,211	3,117	4.71%	64,309	3,341	5.20%
Tax-exempt securities(2)	36,995	2,083	5.63%	35,509	2,070	5.83%
FHLB stock	3,250	–	0.00%	3,182	–	0.00%
Other	5,754	12	0.21%	3,925	109	2.78%

Total(2)	547,474	30,264	5.53%	512,353	30,753	6.00%

Non-interest-earning assets:
Cash and due from banks	11,239			10,344
Premises and equipment, net	10,486			11,105
Cash surrender value ins.	10,204			9,368
Other assets	7,668			5,913
Allowance for loan losses	(6,325)			(5,088)

Total	$580,746			$543,995

Liabilities & stockholders’ equity
Interest-bearing liabilities:
Savings and demand deposits	$105,325	$ 1,406	1.33%	$ 89,191	$ 1,856	2.08%
Money market deposits	75,039	987	1.32%	71,382	1,576	2.21%
Time deposits	199,864	6,308	3.16%	194,958	8,170	4.19%
FHLB borrowings	60,852	2,227	3.66%	62,396	2,541	4.07%
Other borrowings	26,131	733	2.81%	25,023	903	3.61%
Senior subordinated notes	4,213	341	8.09%	–	–	0.00%
Junior subordinated debentures	7,732	454	5.87%	7,732	454	5.87%

Total	479,156	12,456	2.60%	450,682	15,500	3.44%

Non-interest-bearing liabilities:
Demand deposits	54,738			50,633
Other liabilities	4,652			4,440
Stockholders’ equity	42,200			38,240

Total	$580,746			$543,995

Net interest income		$17,808			$15,253
Rate spread			2.93%			2.56%
Net yield on interest-earning assets			3.25%			2.98%

(1) Nonaccrual loans are included in the daily average loan balances outstanding.

(2) The yield on tax-exempt loans and securities is computed on a tax-equivalent basis using a tax rate of 34%.